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                                                                    Exhibit 99.1

                                                 Contacts:   LEIV LEA
                                                             Pharmacyclics, Inc.
                                                             (408) 774-0330
                                                             IAN R. MCCONNELL
                                                             WeissCom Partners
                                                             (415) 362-5018

          PHARMACYCLICS ANNOUNCES COMPLETION OF COMMON STOCK OFFERING

SUNNYVALE, CA, APRIL 7, 2004 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today announced the closing of a previously announced underwritten public offering of 3,200,000 shares of its common stock, which includes shares issued pursuant to the exercise of the underwriter's over-allotment option. The public offering price of $13.00 per share results in net proceeds to Pharmacyclics of approximately $39.6 million. All of the shares to be sold in the offering are newly issued shares of common stock of Pharmacyclics.

Pacific Growth Equities, LLC acted as the sole book-running manager and underwriter of this offering. A copy of the prospectus and accompanying prospectus supplement relating to the offering can be obtained from Pacific Growth Equities, LLC at One Bush Street, San Francisco, CA 94104.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ABOUT PHARMACYCLICS

Pharmacyclics is a pharmaceutical company developing products to improve upon current therapeutic approaches to cancer and atherosclerosis. The company's products are rationally designed, ring-shaped small molecules called texaphyrins that selectively target and disrupt the bioenergetic processes of diseased cells, such as cancer and atherosclerotic plaque.


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